EXHIBIT 99.1

COLUMBIA LABORATORIES, INC	354 Eisenhower Parkway Plaza I, Second Floor Livingston, NJ 07039 TEL: (973) 994-3999 FAX: (973) 994-3001

NEWS

Contact:	David Weinberg	Melody Carey
	Chief Financial Officer	Rx Communications Group, LLC
	(973) 486-8833	(917) 322-2571

COLUMBIA LABORATORIES REPORTS
SECOND QUARTER 2006 FINANCIAL RESULTS

Management to Host Conference Call at 11:00 am Today

LIVINGSTON, NJ— August 9, 2006—Columbia Laboratories, Inc. (NASDAQ: CBRX) today announced financial results for the second quarter ended June 30, 2006. Key quarterly results and recent events include:

•	Net revenues of $5.5 million, compared to $6.3 in the second quarter of 2005. Net revenues increased 22% from $4.5 million in the first quarter of 2006.

•	Operating expenses of $5.1 million, compared to $5.0 million in the second quarter of 2005. Operating expenses were $4.8 million in the first quarter of 2006.

•
Loss from operations of $1.9 million, compared to the loss from operations of $1.0 million in the second quarter of 2005. Loss from operations decreased 10% from $2.1 million in the first quarter of 2006.

•
Net loss of $2.5 million or $0.05 per basic and diluted share, compared to a net loss of $1.6 million or $0.04 per basic and diluted share, in the second quarter of 2005. Net loss decreased 10% from $2.7 million, or $0.06 per share, in the first quarter of 2006.

•	Completed enrollment in the pivotal Phase III study of Prochieve® 8% (progesterone gel) for the prevention of preterm birth.

Robert S. Mills, Columbia’s president and chief executive officer, stated, “During the first half of 2006 we fine-tuned our user-based selling strategy and increased the emphasis on our OB/GYN audience, resulting in a 10% increase in prescriptions of Prochieve 8% that will contribute to future orders from wholesalers. We will continue to focus our energies on women’s health for the foreseeable future to further penetrate the infertility market with Prochieve 8% while raising awareness of the potential benefits of using progesterone to prevent preterm birth.

“Our intense, sustained R&D efforts throughout the first half of 2006 enabled us to complete enrollment in the Phase III study of Prochieve 8% for the prevention of preterm birth two months ahead of our stated guidance. This significant achievement should allow Columbia to complete this large-scale, global trial around the end of this year and to announce initial results toward the end of the first quarter of 2007.

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Columbia Laboratories Reports Second Quarter 2006 Financial Results
August 9, 2006

“Preterm births in the U.S. cost an average of $51,600 per infant in 2005. We are hopeful that our study will demonstrate that Prochieve 8% can reduce the incidence of preterm birth in women who are predisposed to this problem and thereby positively affect the impact of this vexing problem on the U.S. healthcare system,” concluded Mills.

Prochieve® 8% (progesterone gel) for Preterm Birth

During the second quarter of 2006, Columbia continued to successfully implement its strategies to enroll patients in the Prochieve® preterm study, which culminated in the completion of enrollment in late July. This randomized, double-blind, placebo-controlled Phase III study trial involves over 600 patients at more than 60 centers throughout the United States, Europe, South America, Asia and South Africa. It is designed to assess the ability of Prochieve® 8% to safely, effectively and tolerably prevent preterm birth in pregnant women who are predisposed to this problem.

The ultimate goal of this program is to expand the Prochieve® 8% label beyond infertility and secondary amenorrhea, for which it is currently FDA-approved and commercially available, to include the prevention of preterm birth in women who are at risk for this problem.

Financial Overview

Net revenues for the second quarter of 2006 were $5.5 million, compared to $6.3 million in the second quarter of 2005. Net revenues in the second quarter of 2005 reflect a $1.6 million provision for product returns. During that quarter, the Company re-evaluated its estimate for product returns to take into consideration additional factors related to inventory and return practices of its primary trade customers.

Revenues from promoted products were $1.1 million in the second quarter of 2006, compared to $1.7 million in the second quarter of 2005, primarily as a result of lower sales of Striant and the Prochieve line of products in the 2006 quarter, reflecting the trend among wholesalers to reduce their inventory levels of pharmaceutical products to a one-to-two month supply. Revenues from partnered products were $4.4 million in the second quarter of 2006, compared to $4.6 million in the second quarter of 2005, primarily due to reduced orders of RepHresh by one of the Company’s marketing partners. The higher level of orders of RepHresh in the 2005 quarter reflected that marketing partner’s orders to support its launch of the product.

Gross profit as a percentage of revenues was 58% in the second quarter of 2006, versus 65% in the second quarter of 2005. The decrease was the result of a change in product mix and a lower effective rate on royalties paid to Serono in the 2005 period. Cost of goods sold for Prochieve includes royalties paid to Serono based on net sales of Prochieve.

Selling and distribution expenses were $1.7 million in the second quarter of 2006, a 17% decrease from $2.1 million in the second quarter of 2005, reflecting decreases in sales force costs and salary costs.

General and administration costs increased 4% to $1.8 million in the second quarter of 2006 from $1.7 million in the corresponding period a year ago. The increase is predominantly due to the 2006 expense for stock-based compensation and increased insurance premiums, partially offset by reductions in salaries and professional fees.

Columbia Laboratories Reports Second Quarter 2006 Financial Results
August 9, 2006

Research and development costs were $1.6 million in the second quarter of 2006, a 32% increase from $1.2 million in second quarter of 2005. This increase stems primarily from higher costs related to the ongoing Phase III trial for Prochieve® 8% in preventing preterm birth in pregnant women who are at increased risk for this problem. There were 61 study centers and 599 patients enrolled in the Prochieve preterm study at June 30, 2006, compared to 33 study centers and 175 patients enrolled at June 30, 2005.

As a result, the Company reported a net loss of $2.5 million, or $0.05 per basic and diluted share, for the second quarter of 2006, as compared to a net loss of $1.6 million, or $0.04 per basic and diluted share, in the second quarter of 2005.

On April 14, 2006, the Company made an advance payment of $11.6 million on a contractually required true-up payment to PharmaBio Development. This amount represented the present value of a $12 million true-up payment due November 14, 2006, calculated using a six percent annual discount factor. Although the Company paid and will record approximately $415,000 less in interest expense during 2006 due to this early payment, for accounting purposes, the payment resulted in a non-cash loss of approximately $280,000 during the second quarter of 2006.

As of June 30, 2006, Columbia had cash and cash equivalents of $22.0 million.

Quarterly Conference Call

As previously announced, Columbia Laboratories will hold a conference call on August 9, 2006 at 11:00 AM ET to review financial results of the second quarter ended June 30, 2006.

Access information

Date:	August 9, 2006
Time:	11:00 AM ET
U.S./Canada dial-in number:	(866) 558-6338
International dial-in number:	(702) 477-7800
Access code:	3151
Live webcast:	www.columbialabs.com, under "Events" in the Investor section

A recording of the conference call will be available two hours after completion until August 14, 2006 at 11:59 PM ET at (866) 800-3850 (U.S.) and (808) 237-2390 (International). The replay password is 3151. The webcast will be archived for on-demand listening for one year on Columbia Laboratories’ website, www.columbialabs.com, under "Events" in the Investor section.

About Columbia Laboratories

Columbia Laboratories, Inc. is a U.S.-based international pharmaceutical company dedicated to the development and commercialization of women's health care and endocrinology products that use its novel bioadhesive drug delivery technology. Columbia markets Prochieve® 8% (progesterone gel) for progesterone supplementation as part of an Assisted Reproductive Technology treatment for infertile women with progesterone deficiency and Prochieve® 4% (progesterone gel) for the treatment of secondary amenorrhea. The Company also markets Striant® (testosterone buccal system) for the treatment of hypogonadism in men. The Company recently completed enrollment in a large-scale pivotal Phase III study to evaluate the potential utility of Prochieve® 8% (progesterone gel) to prevent preterm birth, for which there is currently no FDA-approved treatment. The Company’s additional research and development programs include a vaginally-administered lidocaine product to treat dysmenorrhea. For more information, please visit www.columbialabs.com.

Columbia Laboratories Reports Second Quarter 2006 Financial Results
August 9, 2006

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, certain statements of Columbia Laboratories, Inc.’s expectations made in this press release, including those regarding the Company’s clinical research programs, strategic direction, prospects and future results, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties. Those statements include statements regarding the intent, belief or current expectations of Columbia Laboratories and its management team. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of Prochieve® 8% (progesterone gel), Prochieve® 4% (progesterone gel), and Striant® (testosterone buccal tablet) in the U.S.; whether Prochieve is dispensed to patients of physicians on Serono’s target list of fertility specialists at a rate of less than 10% the amount of Crinone® dispensed to those patients as further described in the Company’s annual report on Form 10-K, the timing and size of orders for out-licensed products from our marketing partners; the timely and successful completion of clinical studies, including the Prochieve® 8% study for preventing preterm birth and vaginally-administered lidocaine studies; success in obtaining acceptance and approval of new products and indications for current products by the FDA and international regulatory agencies, including acceptance and approval of an indication for preventing preterm birth for Prochieve® 8% from the FDA; the timely and successful development of products; the impact of competitive products and pricing; competitive economic and regulatory factors in the pharmaceutical and health care industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission. Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

Prochieve®, Crinone® and Striant® are registered trademarks of Columbia Laboratories, Inc.

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Financial Tables Follow

Columbia Laboratories Reports Second Quarter 2006 Financial Results
August 9, 2006

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Six Months Ended June 30,		Three Months Ended June 30,
	2006	2005	2006	2005
NET REVENUES	$10,068,490	$10,614,422	$5,523,113	$6,333,845
COST OF REVENUES	4,182,007	4,062,440	2,303,739	2,245,435
Gross profit	5,886,483	6,551,982	3,219,374	4,088,410

OPERATING EXPENSES:
Selling and distribution	3,239,490	5,000,396	1,739,511	2,101,793
General and administrative	3,348,796	3,522,722	1,761,146	1,696,964
Research and development	3,370,370	2,540,822	1,643,753	1,248,597
Total operating expenses	9,958,656	11,063,940	5,144,410	5,047,354
Loss from operations	(4,072,173)	(4,511,958)	(1,925,036)	(958,944)
OTHER INCOME (EXPENSE):
Interest income	355,899	86,399	255,404	40,561
Interest expense	(1,216,470)	(1,365,966)	(545,479)	(625,353)
Other, net	(291,173)	(13,218)	(262,484)	(46,300)
	(1,151,744)	(1,292,785)	(552,559)	(631,092)
Net loss	($5,223,917)	($5,804,743)	$(2,477,595)	$(1,590,036)
NET LOSS PER COMMON SHARE:
(Basic and diluted)	$(0.11)	$(0.14)	$(0.05)	$(0.04)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSHANDING:
(Basic and diluted)	46,467,128	41,751,934	49,555,297	41,751,934

Columbia Laboratories Reports Second Quarter 2006 Financial Results
August 9, 2006

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current assets-
Cash and cash equivalents	$22,003,677	$7,136,854
Accounts receivable, net	3,794,605	4,020,019
Inventories	1,768,756	1,821,433
Prepaid expenses and other current assets	724,575	625,908
Total current assets	28,291,613	13,604,214
Property and equipment, net	878,884	1,002,580
Other assets	120,204	124,756
TOTAL ASSETS	$29,290,701	$14,731,550
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities-
Current portion of financing agreements	$754,611	$12,840,161
Accounts payable	1,763,166	1,905,381
Accrued expenses	2,303,628	2,329,475
Total current liabilities	4,821,405	17,075,017
Deferred revenue	4,535,920	4,058,327
Long-term portion of financing agreements	10,235,635	8,747,743
TOTAL LIABILITIES	19,592,960	29,881,087
Stockholders’ equity (deficiency)-
Preferred stock, $0.01 par value; 1,000,000 shares authorized:
Series B Convertible Preferred Stock, 130 shares issued and outstanding in 2006 and 2005	1	1
Series C Convertible Preferred Stock, 3,250 shares issued and outstanding in 2006 and 2005	32	32
Series E Convertible Preferred Stock, 69,000 shares issued and outstanding in 2006 and 2005	690	690
Common stock, $0.01 par value; 100,000,000 authorized:
49,635,303 and 41,754,784 shares issued and outstanding in 2006 and 2005, respectively	496,533	417,548
Capital in excess of par value	205,308,479	175,340,023
Accumulated deficit	(196,308,891)	(191,084,974)
Accumulated other comprehensive income	200,897	177,143
TOTAL STOCKHOLDERS’ EQUITY (DEFICIENCY)	9,697,741	(15,149,537)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$29,290,701	$14,731,550

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